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                                                                   Exhibit 10.12

                          EMPLOYEE SEVERANCE AGREEMENT



     This Employee Severance Agreement (this "Agreement"), dated as of November 17, 2003 (the "Effective Date"), is between Premium Standard Farms, Inc. ("PSF"), a Delaware corporation whose principal executive offices are located in Kansas City, Missouri, and Richard Morris ("Morris").

     1. Employment. PSF will employ Morris as the Vice-President of Sales and Marketing. He is employed as an at-will employee. The parties anticipate the employment to last for at least until November 17, 2008, at which time Morris will be eligible for the severance payment recited herein.

     2. Salary and Benefits. Morris will commence his employment at an annual salary of $200,000, and will receive the standard benefits as in effect from time to time afforded to PSF officers.

     3. Prior Agreements. This agreement supersedes and replaces any prior representations or employment agreements entered into by and between PSF and Morris, and is not intended as a contract of employment for a fixed duration.

     4. Resignation. If Morris resigns his employment or leaves employment by reason of his death or disability at any time prior to November 17, 2008, he will forfeit the severance payment.

     5. Termination of Employment. If Morris' employment is terminated by PSF for specified reasons, he will not be paid the severance payment. The specified reasons are (A) any fraud, theft or intentional misappropriation perpetrated by Morris against PSF; (B) Morris' conviction for or admission of a felony offense or his indictment for a criminal offense involving or relating to the business of PSF; (C) Morris' failure to abide by PSF policies and procedures; (D) Morris' breach of his obligations under Sections 8 or 9 of this Agreement; or (E) Morris' failure to perform his obligations as an officer of PSF, after counseling.

     6. Severance Payment. If PSF terminates Morris' employment at any time for reasons other than specified herein, Morris will receive all earned Base Salary and benefits under Section 2 only through the last day of Morris' employment with PSF (as well as reimbursement of expenses incurred through the last day of Morris' employment). In exchange for providing PSF with an enforceable waiver and release agreement in a form utilized by PSF for PSF officers, for the period of time immediately following Morris' last day of employment with PSF through November 17, 2008, PSF will continue to pay to Morris, as Morris' severance pay, Morris' Base Salary then in effect on Morris' last day of employment. Also, PSF will pay the COBRA premium for continuing Morris' health insurance, in effect at the time of Morris' termination, under COBRA for a period of 18 months. In the event of Morris' death prior to November 17, 2008, PSF's obligation to continue to pay Morris' severance pay and the COBRA premium shall cease as of the last day of the month in which Morris' death occurs or November 17, 2008, whichever occurs first.


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     7. Severance Pay. If Morris' employment with PSF continues after November
17, 2008, Morris shall revert to coverage under PSF's Vice President Severance Pay Plan ("VP Plan"), and such VP Plan will be the sole source of Morris' entitlement to severance pay after that date. At such time as Morris becomes eligible for severance pay pursuant to this Agreement, he shall have the right to waive the severance benefits pursuant to Section 6 and elect to claim whatever entitlement he may have pursuant to the then current VP Plan.

     8. Restrictive Covenants:

     a. During the period that Morris is employed by PSF, except for fulfilling his duties as an officer of PSF, and for a period of twelve
          (12) months after his employment terminates for any reason:

          (i) Morris will not directly or indirectly solicit any PSF customers, or their consultants and/or representatives, on behalf of any person, organization or entity that compete with or is in competition with PSF;

          (ii) Morris will not directly or indirectly solicit any PSF employee (including any person employed by PSF on the date of Morris' termination of employment who subsequently leaves PSF employment) to leave PSF's employ or to become employed by any other person, organization or entity; and

          (iii) Morris will not directly or indirectly solicit or encourage any PSF supplier, representative, vendor or consultant to change its relationship with PSF.

     b. In the event that Morris takes any actions contrary to the restrictions in subsection (a) above, Morris will not be entitled to receive any further payment of severance pay or COBRA premiums and, upon written request by PSF, Morris must immediately return to PSF any and all severance pay and the cost of COBRA premiums previously paid to him or on his behalf. This is in addition to any and all remedies available to PSF, including injunctive relief and an action for damages. A court of competent jurisdiction may modify the restrictions in Section 8 to the extent it finds any of them to be overbroad or unenforceable.

     9. Confidential Information, Trade Secrets. Morris acknowledges that information, observations, and data obtained by Morris concerning PSF's business, both prior to the Effective Date while Morris was employed by PSF (or any predecessor whose stock or assets have been acquired by PSF, if applicable), and after the Effective Date, concerning the business or affairs of PSF (or any such predecessor, as the case may be) constitute confidential information, are trade secrets, are the property of PSF, and are essential and confidential components of PSF's business. Morris will not directly or indirectly disclose to any person, organization or entity or use any of such information, observations or data, except in the course of Morris' employment with PSF. Upon termination of employment, Morris agrees to return to PSF all confidential information and trade secrets, including all copies and excerpts thereof.

     10. Survival of Obligations Upon Morris' Termination. The obligations of Morris in Sections 8 and 9 will survive the termination of Morris' employment with PSF.


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     11. General Matters.

     a. This Agreement will be governed by the internal laws of the State of Missouri, without regard to its conflict of law rules. Any dispute regarding this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Missouri.

     b. This Agreement may be amended only with the written consent of Morris and a duly authorized officer of PSF.

     c. This Agreement may not be assigned by Morris and shall be binding upon PSF's successors and assigns.

ACCEPTED AND AGREED:                          ACCEPTED AND AGREED:



PREMIUM STANDARD FARMS, INC.



By:      /s/ Robert W. Manly                 By:   /s/ Richard Morris
    ---------------------------------          ---------------------------------
Name:    Robert W. Manly                            RICHARD MORRIS
     --------------------------------

Title:President: President
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